Exhibit 99.3

MEDICINE MAN TECHNOLOGIES INC. COMPLETES ITS ACQUISITION OF DENVER CONSULTING GROUP LLC

Denver, Colorado – July 26, 2017. Medicine Man Technologies, Inc. (OTCQB: MDCL), one of the country’s leading cannabis brand development and consulting companies announced today that the definitive agreement to acquire Denver Consulting Group, LLC was executed by the parties on Friday, July 21, 2017. The acquisition became effective on July 24 upon the filing of applicable documents with the Colorado Secretary of State.

Greg Gamet, Denver Consulting Group’s Founding Member and Managing Partner stated, “The ownership group at DCG couldn't be more excited about this acquisition and the future of being part of MDCL. We would like to thank our employees and our clients for making this possible and also thank the whole team at MDCL. In this case one plus one equals five."

Brett Roper, MDCL’s CEO and Co-Founder stated, “We are encouraged by the level of interest the ownership of the Denver Consulting Group has expressed in our forward planning, especially in our Cultivation MAX and Success Nutrient lines of business which we are expanding nationally. We believe that they will play a valuable role in our expansion and we are excited about the growth opportunities this consolidation will provide to our evolution as a Brands Warehouse.”

In accordance with the terms of the agreement with DCG, MDCL will be issuing 2,258,065 shares of its Common Stock to the members of Denver Consulting Group in exchange for their ownership in DCG, which will bring the total number of common shares issued to 21,206,152 as of the date of this press release.

About the Denver Consulting Group

Founded in Colorado in 2014, the Denver Consulting Group has active clients in Colorado, Alaska, Washington, Oregon, California, Michigan, Illinois, Arkansas, Rhode Island, Maryland, Pennsylvania, Massachusetts, New York, and Florida as well as Puerto Rico and Australia. In addition, DCG has successfully support winning applications in Colorado, Alaska, Oregon, California, Illinois, Maryland, and Puerto Rico. More recently, the company has added new offices in Oregon and intends to add a significant presence in California in concert with Medicine Man Technologies, Inc. The company’s 1st quarter of FY 2017 produced just over $450,000 of income and experienced profitable operations.

About Medicine Man Technologies

Established in March 2014, the Company secured its first client/licensee in April 2014. To date, they have provided guidance for several clients that have successfully secured licenses to operate cannabis businesses within their respective states. It currently has twenty-seven active clients in twelve states and Puerto Rico, focusing on working with licensees and clients to 1) utilize its experience, technology, and training to help secure a license, 2) deploy the Company's highly effective variable capacity constant harvest cultivation practices and deployment of its newly created Cultivation MAX service line eliminating single grower dependence, 3) avoid the costly mistakes generally made in start-up, and 4) stay engaged with an ever expanding team of licensees and partners, all focused on quality and safety that will 'share' the ever-improving experience and knowledge of the network.  With their acquisition of Pono Publications and Success Nutrients that included the IP of Joshua Haupt, MDCL’s new Chief Cultivation Officer, the Company is launching several new service lines including Cultivation MAX wherein they provide cultivation guidance to underperforming grow operations in exchange for compensation related to the improvement factor as well as cost containment for these clients. With their recent acquisition of the Denver Consulting Group, the Company expects to derive additional value for its clients through the combination of that group’s experience and success in the industry with its own. The Company intend to continue to grow revenues utilizing internal as well as externally generated values that may be properly implemented into its brands development concept.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new service lines noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in, the impact of which cannot be predicted at this time.

Contact Information:

Attention Brett Roper via info@medicinemantechnologies.com

Telephone (303) 371-0387